Exhibit 99.1
hhgregg Announces Third Fiscal Quarter Operating Results
Third Quarter Highlights

•	Net sales decreased 3.6% to $799.6 million

•	Comparable store sales decreased 9.7%

•	Net income per diluted share decreased 15.0% to $0.51 vs. $0.60 in the prior year quarter
INDIANAPOLIS, January 31, 2013 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
(unaudited, amounts in thousands, except share and per share data)	2012	2011	2012	2011
Net sales	$799,635	$829,546	$1,877,127	$1,879,603
Net sales % (decrease) increase	(3.6)%	26.9%	(0.1)%	19.7%
Comparable store sales % (decrease) increase (1)	(9.7)%	3.9%	(8.3)%	(1.2)%
Gross profit as a % of net sales	27.3%	27.2%	28.7%	28.4%
SG&A as a % of net sales	17.4%	17.0%	20.4%	19.8%
Net advertising expense as a % of net sales	4.8%	4.8%	5.2%	4.8%
Depreciation and amortization expense as a % of net sales	1.3%	1.1%	1.6%	1.3%
Income from operations as a % of net sales	3.7%	4.5%	1.4%	2.5%
Net interest expense as a % of net sales	0.1%	0.1%	0.1%	0.1%
Net income	$17,389	$22,478	$15,448	$27,743
Net income per diluted share	$0.51	$0.60	$0.44	$0.72
Net income per diluted share, as adjusted (2)	$0.52	0.60	$0.45	0.72
Weighted average shares outstanding—diluted	33,985,113	37,603,767	35,168,497	38,522,707
Number of stores open at the end of period	228	208

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

(2)	Third fiscal quarter 2013 amount is adjusted to exclude an impairment charge. See the attached reconciliation of non-GAAP measures.
hhgregg, Inc. (“hhgregg” or the “Company”) today reported net income of $17.4 million, or $0.51 per diluted share, for the three month period ended December 31, 2012, compared with net income of $22.5 million, or $0.60 per diluted share, for the comparable prior year period. For the nine month period ended December 31, 2012 net income was $15.4 million, or $0.44 per diluted share, compared with net income of $27.7 million, or $0.72 per diluted share for the comparable prior year period. Third fiscal quarter 2013 results include a $0.5 million ($0.3 million after-tax) charge related to impairment for one store. Net income, as adjusted for this item, for the three month period ended December 31, 2012 was $17.7 million, or $0.52 per diluted share, as adjusted. Net income, as adjusted for this item for the nine month period ended December 31, 2012 was $15.8 million, or $0.45 per diluted share, as adjusted. The decrease in adjusted net income for the three month period ended December 31, 2012 was largely due to a comparable store sales decrease of 9.7% and an increase in SG&A as a percentage of net sales, partially offset by the accretive impact of the net addition of 20 stores during the past 12 months and an increase in gross profit as a percentage of net sales. The decrease in adjusted net income for the nine month period was the result of a comparable store sales decrease of 8.3%, an increase in net advertising expense as a percentage of net sales and an increase in SG&A expense as a percentage of net sales, partially offset by the accretive impact of the net addition of 20 stores during the past 12 months and an increase in gross profit as a percentage of net sales.

Dennis May, President and CEO commented, “As we announced in our pre-release, the difficult industry-wide video category trends presented a challenge to our sales and earnings. With the continued growth of our appliance business and the introduction of new categories, such as furniture and home fitness, we continue to reduce our reliance on both the video category and innovation in consumer electronics. Over time, we plan to continue to refine our mix towards large consumer home products, which include a greater mix of appliances, furniture, fitness equipment and other home products that leverage our consultative sales force, ability to deliver and install big box product, and our private label credit card. Video and consumer electronics remain important to us, but we plan to increase our focus on these other large home products.”
Net sales for the three months ended December 31, 2012 decreased 3.6% to $799.6 million from $829.5 million in the comparable prior year period. The decrease in net sales for the three month period was the result of a comparable store sales decrease of 9.7%, partially offset by the net addition of 20 stores during the past 12 months. Net sales for the nine months ended December 31, 2012 decreased 0.1% to $1.877 billion from $1.880 billion in the comparable prior year period. The decrease in net sales for the nine month period was attributable to a comparable store sales decrease of 8.3%, partially offset by the net addition of 20 stores during the past 12 months.
Net sales mix and comparable store sales percentage changes by product category for the three and nine months ended December 31, 2012 and 2011 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended December 31,		Nine Months Ended December 31,		Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011	2012	2011	2012	2011	2012	2011
Appliances	35%	30%	42%	36%	6.1%	6.8%	4.4%	0.9%
Video	39%	46%	36%	43%	(24.6)%	(4.8)%	(21.7)%	(8.1)%
Computing and mobile phones (1)	14%	11%	11%	9%	16.2%	91.4%	13.7%	61.1%
Other (2)	12%	13%	11%	12%	(15.2)%	(7.1)%	(16.7)%	(8.3)%
Total	100%	100%	100%	100%	(9.7)%	3.9%	(8.3)%	(1.2)%

(1)	Primarily consists of computers, mobile phones and tablets.

(2)	Primarily consists of accessories, audio, fitness equipment, furniture, mattresses and personal electronics.
The decrease in comparable store sales for the three months ended December 31, 2012 was driven primarily by a decrease in net sales in the video and other categories, partially offset by an increase in net sales in the appliance and computing and mobile phones categories. The video category comparable store sales decline was driven by a double digit decrease in unit demand partially offset by a single digit increase in average selling prices, largely resulting from our strategy of offering fewer entry level models. The decrease in comparable store sales for the other category was primarily a result of double digit comparable store sales decreases in cameras, camcorders, small electronics and mattresses, partially offset by sales from the furniture and fitness equipment categories. The appliance category increase in comparable store sales was driven by an increase in both the average selling price and units sold. The growth in the computing and mobile phones category was led by increased demand for tablets, partially offset by a decline in mobile phones.
Gross profit margin, expressed as gross profit as a percentage of net sales, increased slightly for the three months ended December 31, 2012 to 27.3% from 27.2% for the comparable prior year period. The increase was largely due to increases in gross profit margin rates in the appliance and video categories, partially offset by decreases in gross profit margin rates in the computing and mobile phone and other categories. The appliance category was favorably impacted by a continued mix shift to higher efficiency products which generate higher gross margin rates. The increase in the video category gross margin rate was largely due to a favorable mix of larger LED model screen sizes, which generate higher gross margin rates than smaller screen LCD models. The computing and mobile phone category gross margin rate decrease was due to a decline in the gross margin rate of mobile phones, while the other category gross margin rate was pressured by declines in the gross margin rate of accessories.
SG&A expense, as a percentage of net sales, increased 47 basis points for the three months ended December 31, 2012 compared to the prior year period. The increase in SG&A as a percentage of net sales was largely a result of increases in occupancy costs as a percentage of net sales due to the deleveraging effect of the net sales decline and an increase in home delivery expenses as a percentage of net sales due to a higher sales mix of deliverable product. This increase was partially offset by decreases in other SG&A accounts as a result of cost control measures.

Net advertising expense, as a percentage of net sales, increased 8 basis points during the three months ended December 31, 2012 compared to the prior year period. While the Company reduced its gross advertising spend from the prior year, the slight increase as a percentage of net sales was driven largely by the deleveraging effect of the net sales decline.
Depreciation expense, as a percentage of net sales, increased 25 basis points for the three months ended December 31, 2012 compared to the prior year period. The increase as a percentage of net sales was primarily due the capital spend associated with the 20 new stores opened during the past 12 months and the deleveraging effect of the net sales decline.
Our effective income tax rate for the three months ended December 31, 2012 increased to 39.1% from 37.8% in the comparable prior year period. The increase in the effective income tax rate is primarily the result of federal income tax credits recognized in fiscal 2012 under the Hiring Incentives to Restore Employment Act of 2010. These credits are no longer available in fiscal 2013.
Guidance
Consistent with the Company’s pre-release on January 14, 2013, the Company expects net income per diluted share will be within a range of $0.70 to $0.80 for fiscal 2013.
Included in the Company’s guidance, are the following annual assumptions:

•	fiscal 2013 comparable store sales of negative 8.5% to negative 7.5%

•	fiscal 2013 net sales increase of flat to 1%

•	net capital expenditures of approximately $45 million

•	the impact of fiscal year to date share repurchases of 3.6 million shares at a cost of $30.0 million

Teleconference and Webcast
hhgregg will be conducting a conference call to discuss operating results for the nine months ended December 31, 2012, on Thursday, January 31, 2013 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

Non-GAAP to GAAP Reconciliation
Attached is a reconciliation of non-GAAP measures used in this earnings release including net income to net income, as adjusted, and diluted net income per share to diluted net income per share, as adjusted. Definitions and reconciliations of non-GAAP financial measures that will be discussed on the hhgregg investor earnings call, including net income, as adjusted, and diluted net income per share, as adjusted, can be found at www.hhgregg.com on the investor relations page.

About hhgregg
hhgregg is a specialty retailer of home appliances, televisions, computers, consumer electronics, home entertainment furniture, mattresses, fitness equipment and related services operating under the name hhgregg™. hhgregg currently operates 228 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, and Wisconsin.

Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg's expectations are: the effect of general and regional economic and employment conditions on its net sales; impact of average selling prices on net sales; competition in existing, adjacent and new metropolitan markets; competition from internet retailers; ability to modify its product mix based on changes in consumer trends and preferences; industry wide declines in the video category; ability to reduce reliance on the video category and consumer electronics; impact of our sales mix and ability to focus on consumer home products; its ability to effectively execute its strategic initiatives, particularly in the video category; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company's key management personnel and its ability to attract and retain qualified sale's personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company's central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.
Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” sections in the Company’s fiscal 2012 Form 10-K filed May 23, 2012 and Form 10-Q filed November 2, 2012. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. Except as required by law, hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(In thousands, except share and per share data)
Net sales	$799,635	$829,546	$1,877,127	$1,879,603
Cost of goods sold	581,450	603,640	1,338,136	1,346,705
Gross profit	218,185	225,906	538,991	532,898
Selling, general and administrative expenses	139,303	140,609	383,871	371,529
Net advertising expense	38,715	39,488	98,085	90,148
Depreciation and amortization expense	10,416	8,765	29,673	24,236
Asset impairment charges	504	—	504	—
Income from operations	29,247	37,044	26,858	46,985
Other expense (income):
Interest expense	704	881	1,692	1,964
Interest income	(3)	(1)	(8)	(5)
Total other expense	701	880	1,684	1,959
Income before income taxes	28,546	36,164	25,174	45,026
Income tax expense	11,157	13,686	9,726	17,283
Net income	$17,389	$22,478	$15,448	$27,743
Net income per share
Basic	$0.51	$0.60	$0.44	$0.73
Diluted	$0.51	$0.60	$0.44	$0.72
Weighted average shares outstanding-basic	33,934,383	37,154,446	35,099,660	38,167,304
Weighted average shares outstanding-diluted	33,985,113	37,603,767	35,168,497	38,522,707
HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(AS A PERCENTAGE OF NET SALES)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	72.7	72.8	71.3	71.6
Gross profit	27.3	27.2	28.7	28.4
Selling, general and administrative expenses	17.4	17.0	20.4	19.8
Net advertising expense	4.8	4.8	5.2	4.8
Depreciation and amortization expense	1.3	1.1	1.6	1.3
Asset impairment charges	0.1	—	—	—
Income from operations	3.7	4.5	1.4	2.5
Other expense (income):	—	—	—	—
Interest expense	0.1	0.1	0.1	0.1
Interest income	—	—	—	—
Total other expense	0.1	0.1	0.1	0.1
Income before income taxes	3.6	4.4	1.3	2.4
Income tax expense	1.4	1.6	0.5	0.9
Net income	2.2	2.7	0.8	1.5
Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2012, MARCH 31, 2012 AND DECEMBER 31, 2011
(UNAUDITED)

	December 31, 2012	March 31, 2012	December 31, 2011
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	15,522	59,244	5,351
Accounts receivable—trade, less allowances of $25 as of December 31, 2012 and March 31, 2012, and $97 as of December 31, 2011	20,674	19,467	31,627
Accounts receivable—other	30,510	18,630	31,744
Merchandise inventories, net	438,378	282,409	415,901
Prepaid expenses and other current assets	5,083	5,562	5,257
Income tax receivable	1,114	—	—
Deferred income taxes	10,371	9,639	8,203
Total current assets	521,652	394,951	498,083
Net property and equipment	224,026	204,273	207,971
Deferred financing costs, net	2,158	2,656	2,822
Deferred income taxes	34,663	38,970	40,180
Other assets	1,173	1,934	1,219
Total long-term assets	262,020	247,833	252,192
Total assets	783,672	642,784	750,275
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	223,427	122,596	214,093
Line of credit	—	—	28,145
Customer deposits	40,271	28,993	32,234
Accrued liabilities	71,110	43,735	69,022
Income Tax Payable	3,616	4,358	3,729
Total current liabilities	338,424	199,682	347,223
Long-term liabilities:
Deferred Rent	79,438	71,304	74,279
Other long-term liabilities	12,276	12,278	12,604
Total long-term liabilities	91,714	83,582	86,883
Total liabilities	430,138	283,264	434,106
Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2012, March 31, 2012 and December 31, 2011, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 40,611,411, 40,066,005 and 39,955,572 shares issued; and 33,338,522, 36,351,716 and 37,241,283 outstanding as of December 31, 2012, March 31, 2012 and December 31, 2011, respectively	4	4	4
Additional paid-in capital	286,412	277,846	275,555
Retained earnings	144,729	129,281	75,651
Common stock held in treasury at cost, 7,272,889, 3,714,289 and 2,714,289 shares as of December 31, 2012, March 31, 2012 and December 31, 2011, respectively	(77,611)	(47,570)	(35,000)
	353,534	359,561	316,210
Note receivable for common stock	—	(41)	(41)
Total stockholders’ equity	353,534	359,520	316,169
Total liabilities and stockholders’ equity	783,672	642,784	750,275

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED DECEMBER 31, 2012 AND 2011
(UNAUDITED)

	Nine Months Ended
	December 31, 2012	December 31, 2011
	(In thousands)
Cash flows from operating activities:
Net income	$15,448	$27,743
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	29,673	24,236
Amortization of deferred financing costs	498	498
Stock-based compensation	3,882	4,541
Excess tax benefits from stock based compensation	(585)	(419)
Gain on sales of property and equipment	(216)	(195)
Deferred income taxes	3,575	9,608
Asset impairment charges	504	—
Tenant allowances received from landlords	8,424	17,097
Changes in operating assets and liabilities:
Accounts receivable—trade	(1,207)	(22,696)
Accounts receivable—other	(8,071)	(8,277)
Merchandise inventories	(155,969)	(203,893)
Income tax receivable	(1,356)	—
Prepaid expenses and other assets	1,240	5,626
Accounts payable	84,699	94,207
Customer deposits	11,278	10,443
Accrued liabilities	27,375	23,979
Deferred rent	(4,099)	(1,719)
Other long-term liabilities	198	323
Net cash provided by (used in) operating activities	15,291	(18,898)
Cash flows from investing activities:
Purchases of property and equipment	(50,291)	(74,996)
Proceeds from sales of property and equipment	34	4
Net cash used in investing activities	(50,257)	(74,992)
Cash flows from financing activities:
Purchases of treasury stock	(30,041)	(35,000)
Proceeds from exercise of stock options	4,184	1,880
Excess tax benefits from stock-based compensation	585	419
Net increase in bank overdrafts	12,153	31,091
Net borrowings on line of credit	—	28,145
Net borrowings on inventory financing facility	4,322	—
Payment of financing costs	—	(88)
Payments received on notes receivable-related parties	41	—
Net cash (used in) provided by financing activities	(8,756)	26,447
Net decrease in cash and cash equivalents	(43,722)	(67,443)
Cash and cash equivalents
Beginning of period	59,244	72,794
End of period	$15,522	$5,351
Supplemental disclosure of cash flow information:
Interest paid	$226	$445
Income taxes paid	$7,509	$5,542
Capital expenditures included in accounts payable	$873	$1,013

HHGREGG, INC. AND SUBSIDIARIES
NON-GAAP RECONCILATION OF NET INCOME, AS ADJUSTED AND
DILUTED NET INCOME PER SHARE, AS ADJUSTED
(UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
(Amounts in thousands, except share data)	2012	2011	2012	2011
Net income as reported	$17,389	$22,478	$15,448	$27,743
Adjustments to net income:
Asset impairment charges	504	—	504	—
Tax impact of adjustments to net income	(202)	—	(202)	—
Net income, as adjusted	$17,691	$22,478	$15,750	$27,743
Weighted average shares outstanding – Diluted	33,985,113	37,603,767	35,168,497	38,522,707
Diluted net income per share as reported	$0.51	$0.60	$0.44	$0.72
Tax adjusted impact of above adjustments	$0.01	$—	$0.01	$—
Diluted net income per share, as adjusted	$0.52	$0.60	$0.45	$0.72

HHGREGG, INC. AND SUBSIDIARIES
Store Count by Quarter for Fiscal Years 2011, 2012 and 2013
(Unaudited)

	FY2011				FY2012				FY2013
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Beginning Store Count	131	157	169	173	173	180	204	208	208	210	223
Store Openings	26	12	4	1	7	24	4	—	2	13	5
Store Closures	—	—	—	(1)	—	—	—	—	—	—
Ending Store Count	157	169	173	173	180	204	208	208	210	223	228
Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.